Exhibit 1.01

Conflict Minerals Report of URBAN OUTFITTERS, INC.

In accordance with Rule 13p-1 under the Securities Exchange Act of 1934

This is the Conflict Minerals Report of Urban Outfitters, Inc. (“Urban Outfitters,” “we,” “us” or “our”) for the calendar year ended December 31, 2016 in accordance with Rule 13p-1 under the Securities Exchange Act of 1934, as amended, and Form SD (collectively, the “Conflict Minerals Rule”). As used in this report, consistent with the Conflict Minerals Rule, “3TG” means columbite-tantalite (coltan), cassiterite, gold, wolframite and the derivatives tantalum, tin, and tungsten.

1.	Introduction

The intent of this Conflict Minerals Report (“CMR”) is to describe the measures Urban Outfitters has taken to exercise due diligence on the source and chain of custody of certain minerals in our products manufactured during the 2016 calendar year.

Urban Outfitters offers lifestyle-oriented general merchandise and consumer products and services through a portfolio of global consumer brands comprised of Anthropologie, Bhldn, Free People, Terrain and Urban Outfitters brands and its Food and Beverage division. Urban Outfitters also operates a Wholesale segment under the Free People brand that sells its products through better department and specialty stores worldwide, third-party websites and Free People stores.

Urban Outfitters contracts to manufacture products that may contain 3TG – specifically gold and tin – such as apparel, footwear, accessories, home furnishings and electronics. As these materials are necessary to its products, Urban Outfitters is dedicated to tracing the origin of these metals to ensure its sourcing practices do not support conflict or human rights abuses in the Democratic Republic of the Congo (“DRC”) or an adjoining country (together with the DRC, the “Covered Countries”). Urban Outfitters does not, to the best of its knowledge, do any direct business with any smelters or refiners (“SORs”) of 3TG. As a “downstream” company (as such term is defined in the Organisation for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and accompanying Supplements (the “OECD Guidance”)),1 Urban Outfitters must rely on its suppliers to provide accurate, reliable information about 3TG in its supply chain.

2.	Reasonable Country of Origin Inquiry Information

As required by the Conflict Minerals Rule, Urban Outfitters conducted a “reasonable country of origin inquiry” or “RCOI” in 2016. We designed our RCOI in good faith to determine the origin of 3TG that is necessary to the functionality or production of products that we contract to manufacture. To the extent applicable, we used the same processes and procedures for our RCOI as we used for our due diligence efforts (in particular Steps One and Two of the OECD Guidance, which are discussed in Section 3(b) of this CMR).

To conduct the RCOI, Urban Outfitters engaged its Tier 1 suppliers (“Suppliers”) to collect information regarding the presence and sourcing of 3TG used in the products supplied to Urban Outfitters using the Conflict-Free Sourcing Initiative’s (“CFSI”) Conflict Minerals Reporting Template (“CMRT”). Information was collected and stored using an online platform provided by a third-party service provider (the “Service Provider”). Our Supplier engagement included the following steps:

•	We sent an introductory email to our Suppliers describing our Conflict Minerals Compliance Program and introducing our Service Provider as our partner in this process. Our Service Provider then emailed our Suppliers requesting information regarding the sourcing of our Suppliers’ materials, with the ultimate goal of identifying 3TG SORs and associated mine countries of origin.

•	Our Suppliers were also provided access to the Conflict Minerals Supplier Resource Center (https://conflictmineralresources.com), an educational tool provided by our Service Provider to facilitate a deeper understanding of our Conflict Minerals Compliance Program, supporting regulation and frequently asked questions concerning 3TG tracing.

•	Following the initial introduction to the program and information request, up to five reminder emails were sent to each non-responsive Supplier.

[1]	OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Supplement on Tin, Tantalum and Tungsten and Supplement on Gold, 2016;
http://www.oecd.org/daf/inv/mne/OECD-Due-Diligence-Guidance-Minerals-Edition3.pdf .

•	Our Service Provider contacted Suppliers who remained non-responsive by telephone and offered assistance. This assistance included, but was not limited to, providing further information about our Conflict Minerals Compliance Program, explaining why the information was being collected, explaining how the information would be used and clarifying how the needed information could be provided.

•	If, after these efforts, a Supplier still did not provide the requested information, an escalation process was initiated. As needed, employees of Urban Outfitters contacted non-responsive Suppliers to request their participation in our Conflict Minerals Compliance Program. Our Service Provider subsequently followed up with non-responsive Suppliers again via email.

Supplier responses were evaluated for plausibility, consistency, and gaps both in terms of which products were stated to contain or not contain necessary 3TG, as well as the origin of those materials. Our Service Provider undertook additional outreach to attempt to resolve the following types of quality concerns:

•	One or more SORs were listed for an unused metal;

•	SOR information was not provided for a used metal, or SOR information provided was not for a verified metal processor according to the Service Provider’s database;

•	Supplier answered “yes” to sourcing from a Covered Country, but none of the SORs listed are known to source from that region;

•	Supplier indicated that they have not received conflicts mineral data for each metal from all relevant suppliers;

•	Supplier indicated they have not identified all of the SORs used or provided all applicable SOR information received, and

•	Supplier indicated 100% of the 3TG for the relevant products originates from scrap or recycled sources, but one or more SORs listed are not known to be exclusive recyclers.

A total of 510 Suppliers were contacted as part of our RCOI process. The response rate among these Suppliers was 75%. Of these responding Suppliers, 5% indicated one or more 3TG as necessary to the functionality or production of the products they supply to Urban Outfitters. Responsive Suppliers identified to Urban Outfitters 15 SORs. Additional information on these SORs is contained in Section 4 of this CMR.

3.	Due Diligence

Pursuant to the Conflict Minerals Rule, Urban Outfitters was required to conduct due diligence for 2016. These due diligence efforts are discussed below.

a.	Design Framework

Urban Outfitters conducted due diligence on the source and chain of custody of the 3TG identified in its RCOI in accordance with the internationally recognized due diligence framework as set forth in the OECD Guidance. The OECD Guidance has established a five-step framework for due diligence as a basis for responsible global supply chain management of minerals from conflict-affected and high-risk areas.

Selected elements of Urban Outfitters’ program design are discussed below. These are not, however, all of the discrete procedures of the program that Urban Outfitters has put in place to help ensure that the 3TG contained in our products are responsibly sourced. The headings below conform to the headings used in the OECD Guidance for each of the five steps.

b.	Selected Elements of Design Framework

i.	Step One: Establish strong company management systems

•	We adopted a conflict minerals policy that is publicly available at www.urbn.com/investor-relations (click on the “Conflict Minerals Policy” link in the Responsible Sourcing section of our website).

•	We assembled an internal team to support supply chain due diligence in 2014 that since then has been overseen by members of senior management.

•	We supplement our internal compliance team with outside professionals. As discussed in Section 2 above, our Service Provider collects and aggregates data from our Suppliers and provides our Suppliers with opportunities to learn more about the Conflicts Minerals Rule and our Conflict Minerals Compliance Program.

•	We established a system of controls and transparency over our mineral supply chain.

•	Our suppliers are required to participate in Urban Outfitters’ broader social compliance program. We require our third-party vendors to register through an online website and agree that they and their suppliers will abide by certain standards of conduct.

ii.	Step Two: Identify and assess risk in the supply chain

•	Our Service Provider reviewed the list of SORs provided by our Suppliers and compared this list against the list of compliant or the equivalent SORs published in connection with CFSI’s Conflict-Free Smelter Program, the London Bullion Market Association’s (“LBMA”) Good Delivery List and the Responsible Jewellery Council’s (“RJC”) Chain-of-Custody Certification.

•	Through our work with our Service Provider, we are engaging with SORs to obtain mine of origin information and to assess whether those SORs have carried out reasonable due diligence regarding their use of minerals from conflict-affected and high-risk areas.

iii.	Step Three: Design and implement a strategy to respond to identified risks

•	We regularly report the findings of our supply chain risk assessment to senior management.

•	We continue to refine the risk management plan that we implemented in 2014 to monitor and track risk mitigation and evaluate supplier relationships.

•	If any SOR identified by our Suppliers was not certified by an internationally-recognized scheme, our Service Provider attempted to contact the SOR to gather more information about its sourcing practices. In addition, internet research was performed to determine whether there were any publically available sources of information regarding the SOR’s sourcing.

iv.	Step Four: Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain

•	In connection with our due diligence, our Service Provider, on our behalf, utilizes information made available by the CFSI, the LBMA and the RJC concerning independent third-party audits of SORs.

v.	Step Five: Report on supply chain due diligence

•	We file a Form SD and a Conflict Minerals Report with the Securities and Exchange Commission and make these filings publicly available at www.urbn.com/investor-relations (click on the “Conflict Minerals Report” link in the Responsible Sourcing section of the website).

c.	Steps to Improve Due Diligence

Urban Outfitters seeks to continuously improve upon its supply chain due diligence efforts. We have taken or expect to take the following steps to mitigate the risk that our sourcing practices support conflict or human rights abuses in the DRC:

•	clearly communicate expectations with regard to supplier performance, transparency and sourcing;

•	encourage Suppliers that have not yet done so to adopt and communicate their own responsible sourcing policies relating to 3TG; and

•	engage with Suppliers that provided incomplete responses or that did not provide responses for 2016 to help improve our response rate.

4.	Identified Smelters and Refiners and Country of Origin Information

Urban Outfitters’ efforts to determine the mine and location of origin of 3TG in its supply chain are described in detail in this CMR. Based on the information provided by the responding Suppliers and through our due diligence efforts, we were able to verify the below list of SORs used to produce 3TG in our Suppliers’ products.

As used below, “Compliant” means that a SOR was listed as compliant with the CFSI’s assessment protocols, or was indicated as “re-audit in progress.” Compliant SORs were not necessarily compliant for all or part of 2016 and may not continue to be compliant for any future period. “Active” means that the SOR was listed by the CFSI as having submitted a signed Agreement for the Exchange of Confidential Information and Auditee Agreement. “Active” SORs have committed to undergo a Conflict-Free Smelter Program audit or are participating in one of the cross-recognized certification programs: the LBMA Responsible Gold Certification or the RJC’s Chain-of-Custody Certification.

The status information reflected above is current as of April 14, 2017.

Metal	Official Smelter Name	CFSI Certification Status
Gold	Asahi Refining Canada Limited*	Compliant
Gold	Heraeus Precious Metals GmbH & Co. KG *	Compliant
Gold	Metalor Technologies SA*†	Compliant
Gold	Mitsubishi Materials Corporation*	Compliant
Gold	Umicore Brasil Ltda.*	Compliant
Gold	CABRO S.p.A.	Not certified
Tin	Alpha	Compliant
Tin	CV United Smelting	Compliant
Tin	Malaysia Smelting Corporation (MSC)	Compliant
Tin	PT DS Jaya Abadi	Compliant
Tin	PT Timah (Persero) Tbk Kundur	Compliant
Tin	PT Timah (Persero) Tbk Mentok	Compliant
Tin	Thaisarco	Compliant
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	Active
Tin	Yunnan Tin Group (Holding) Company Limited	Compliant

*	Indicates SORs that have obtained a Responsible Gold Certification from the LBMA.
†	Indicates SOR has obtained a Chain-of-Custody Certification from the RJC.

The countries of origin of the 3TG processed by the SORs listed above are believed to include the following countries: Angola, Argentina, Australia, Belgium, Bolivia, Brazil, Burundi, Cambodia, Canada, Central African Republic, Chile, China, Colombia, Congo (Brazzaville), Czech Republic, Djibouti, Democratic Republic of Congo (Kinshasa), Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hong Kong, Hungary, India, Indonesia, Ireland, Israel, Japan, Jersey, Kazakhstan, Kenya, Laos, Luxembourg, Madagascar, Malaysia, Mongolia, Morocco, Mozambique, Myanmar, Namibia, Netherlands, Nigeria, Papua New Guinea, Peru, Poland, Portugal, Republic of Korea, Russian Federation, Rwanda, Saudi Arabia, Sierra Leone, Singapore, Slovakia, South Africa, South Sudan, Spain, Suriname, Sweden, Switzerland, Taiwan, Tanzania, Thailand, Turkey, Uganda, United Arab Emirates, United Kingdom, United States, Vietnam, Zambia and Zimbabwe.

These countries of origin are derived from information provided by Suppliers on their CMRT or through the outreach, review of information and additional research conducted by our Service Provider.

5.	Forward-Looking Statements

This CMR contains forward-looking statements, which are based on Urban Outfitters’ current assumptions and expectations. These statements are typically accompanied by the words “expect,” “may,” “could,” “believe,” “would,” “might,” “anticipates,” or words of similar import. The principal forward-looking statements in this report include Urban Outfitters’ expected steps to improve its supply chain due diligence efforts.

All such forward-looking statements are intended to enjoy the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended. Although we believe there is a reasonable basis for the forward-looking statements, our actual results could be materially different. The most important factors which could cause our actual results to differ from our forward-looking statements are (a) the continued implementation of satisfactory traceability and other compliance measures by our direct and indirect vendors on a timely basis or at all, (b) changes in the Conflict Minerals Rule and other political and regulatory developments relating to the sourcing of 3TG, whether in the DRC or its adjoining countries, the United States or elsewhere, and (c) those factors set forth in our description of risk factors in Item 1A to our Form 10-K for the fiscal year ended January 31, 2017, which should be read in conjunction with the forward-looking statements in this CMR. Forward-looking statements speak only as of the date of this CMR or, if earlier, as of the date they are made, and we do not undertake any obligation to update any forward-looking statement.